Exhibit 4.4

EXECUTION COPY

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”) is effective April 2, 2008 and is entered into by and among the following parties:

(a)                                 VERTIS RECEIVABLES II, LLC, a Delaware limited liability company (“Borrower”);

(b)                                 WEBCRAFT, LLC, a Delaware limited liability company (“Webcraft”);

(c)                                  WEBCRAFT CHEMICALS, LLC, a Delaware limited liability company (“Webcraft Chemicals”);

(d)                                 ENTERON GROUP, LLC, a Delaware limited liability company (“Enteron”);

(e)                                  VERTIS MAILING, LLC, a Delaware limited liability company (“Vertis Mailing”);

(f)                                   VERTIS, INC., a Delaware corporation (“Vertis”), as an “Originator” under the Sale and Servicing Agreement (in such capacity, an “Originator” and together with Webcraft, Webcraft Chemicals, Enteron and Vertis Mailing, the “Originators”) and as “Servicer” under the Sale and Servicing Agreement referenced below (in such capacity, the “Servicer” and together with the Originators, the “Transaction Parties”); and

(g)                                  GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as a “Lender” party to the Funding Agreement referenced below, as the “Swing Line Lender” party to the Funding Agreement (in such capacities, the “Lender”) and as “Administrative Agent” under the Funding Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Borrower, the Servicer and the Originators are parties to that certain Receivables Sale and Servicing Agreement, dated as of November 25, 2005, including all annexes, exhibits and schedules thereto (as the same is amended hereby and as it may from time to time hereafter be further amended, restated, supplemented or otherwise modified, the “Sale and Servicing Agreement”);

WHEREAS, Borrower, the Lenders and the Administrative Agent are parties to that certain Receivables Funding and Administration Agreement, dated as of November 25, 2005, including all annexes, exhibits and schedules thereto (as amended by: (i) that certain First Amendment dated as of September 5, 2006, (ii) that certain Second Amendment dated as of March 30, 2007 and (iii) that certain Third Amendment dated as of March 19, 2008; as the same is amended hereby and as it may from time to time hereafter be further amended, restated, supplemented or otherwise modified, the “Funding Agreement”);

WHEREAS, pursuant to the Funding Agreement, Borrower has assigned all of its right, title and interest in and to the Sale and Servicing Agreement to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and other parties;

WHEREAS, on April 1, 2008, Vertis failed to make the interest payment due on April 1, 2008 on Vertis’ 9-3/4% 2003 Senior Secured Notes due April 1, 2009 issued pursuant to the Indenture, dated as of June 6, 2003, between Vertis and the indenture trustee party thereto (such circumstances, excluding any further events or actions, the “Missed Payment”);

WHEREAS, the Missed Payment (including any resulting potential cross-default under the Existing Credit Agreement) constitutes (i) an Incipient Event of Servicer Termination (the “Existing Incipient Event of Servicer Termination”) under Section 8.01(b) of the Sale and Servicing Agreement and (ii) an Incipient Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement (collectively, the “Existing Incipient Termination Events”);

WHEREAS, Servicer acknowledges and agrees that the Existing Incipient Event of Servicer Termination has occurred and is continuing as of April 1, 2008, and has not been cured or waived;

WHEREAS, Borrower acknowledges and agrees that each of the Existing Incipient Termination Events has occurred and is continuing as of April 1, 2008, and has not been cured or waived;

WHEREAS, none of the Borrower, the Administrative Agent or the Lenders, as applicable, has expressly or impliedly waived either Existing Incipient Termination Event or the Existing Incipient Event of Servicer Termination, and as a result of the occurrence of either Existing Incipient Termination Event or the Existing Incipient Event of Servicer Termination, the Administrative Agent and the Lenders, as applicable, may, among other things, refuse to make any Advances to the Borrower, retain all unapplied amounts in the Agent Account until the next Settlement Date and apply any remaining unapplied amounts in the Agent Account on any Settlement date to repay the outstanding Advances;

WHEREAS, the Borrower and the Transaction Parties have requested that the Administrative Agent and the Lenders forbear from the exercise of their rights and remedies under the Related Documents in respect of the Existing Incipient Event of Servicer Termination, the Existing Incipient Termination Events, any “2003 Indenture Event of Servicer Termination” (as defined below) and any “2003 Indenture Events of Termination” (as defined below);

WHEREAS, Borrower, the Originators and the Servicer has requested that Administrative Agent and the Lenders agree to (i) continue to make Advances and (ii) except as expressly set forth herein forbear from the exercise of their rights and remedies under the Related Documents in respect of the Existing Incipient Event of Servicer Termination, the Existing

Incipient Termination Events, any 2003 Indenture Event of Servicer Termination and any 2003 Indenture Events of Termination;

WHEREAS, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to grant these requests;

WHEREAS, subject to the terms and conditions hereof, the Borrower, the Administrative Agent and the Lenders have agreed to amend the Funding Agreement as set forth herein; and

WHEREAS, this Agreement constitutes a Related Document and these Recitals shall be construed as part of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Defined Terms.  Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Funding Agreement.  Each of the following capitalized terms shall have the meaning set forth below:

(a)                                 “Forbearance Termination Event” means (i) the occurrence of any Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Event of Servicer Termination (other than (A) either Existing Incipient Termination Event, (B) the Existing Incipient Event of Servicer Termination, (C) any Termination Event under Section 8.01(c)(1) or Section 8.01(o)(i) of the Funding Agreement on account of the Missed Payment (a “2003 Indenture Termination Events”) and (D) any Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement on account of the Missed Payment (a “2003 Indenture Event of Servicer Termination”)), (ii) the failure of Borrower or any Transaction Party to comply with any term, condition or covenant set forth in this Agreement, (iii) any representation made by Borrower or any Transaction Party under or in connection with this Agreement shall prove to be false in any material respect as of the date when made, (iv) any acceleration of the obligations under the 2003 Senior Secured Notes or the Credit Agreement or the taking of any enforcement action or exercise of any right or remedy under the Credit Agreement or by the holders of the 2003 Senior Secured Notes or the 2003 Senior Secured Notes Indenture Trustee whether based upon the Missed Payment or otherwise, and/or (v) the commencement of any proceeding (whether judicial, extra-judicial, administrative or otherwise) or the taking of any other action to liquidate the businesses of Borrower or any Transaction Party or the property of any such Person, or reorganize the Borrower or any Transaction Party, including, without limitation, the appointment of a receiver or other custodian or the making of an assignment to an assignee for the benefit of creditors or other custodians.

(b)                                 “Forbearance Period” means the period beginning on the date hereof and ending on the Forbearance Termination Date.

(c)                                  “Forbearance Termination Date” means the earliest to occur of (i) 5:00 p.m. (New York time) on May 27, 2008, (ii) the date upon which a Forbearance Termination Event occurs or (iii) the “Forbearance Termination Date” under the Forbearance Agreement related to the Existing Credit Agreement dated as of the date hereof among Vertis, certain Affiliates of Vertis, the lenders party thereto and General Electric Capital Corporation, as agent.

2.                                      Agreement to Forbear.

(a)                                 Solely during the Forbearance Period, the Administrative Agent and the Lenders hereby agree to forbear from exercising (i) the right to determine not to make any Advances solely because the Borrower is not able to satisfy the condition precedent to requesting Advances set forth in Section 3.02(b) of the Funding Agreement because of the existence of the Existing Incipient Termination Events, the Existing Incipient Event of Servicer Termination, any 2003 Indenture Termination Event and any 2003 Indenture Event of Servicer Termination and (ii) except as specified in clauses (d) and (e) below, any of their rights and remedies against Borrower and the Transaction Parties under the Related Documents that may exist, now or during the Forbearance Period, by virtue of the Existing Incipient Termination Events, the Existing Incipient Event of Servicer Termination, any 2003 Indenture Termination Events and any 2003 Indenture Event of Servicer Termination.

(b)                                 Nothing in this Agreement shall be construed as a waiver of or acquiescence to any Existing Incipient Termination Event, the Existing Incipient Event of Servicer Termination, any 2003 Indenture Termination Event or any 2003 Indenture Event of Servicer Termination, and the Existing Incipient Termination Events and Existing Incipient Event of Servicer Termination shall continue in existence notwithstanding the agreement of the Administrative Agent and the Lenders, as set forth herein, to forbear in the exercise of rights and remedies against Borrower and the Transaction Parties on the terms and for the period set forth herein.  Except as expressly provided herein, the execution and delivery of this Agreement shall not: (i) constitute an extension, modification, or waiver of any term or aspect of the Sale and Servicing Agreement, the Funding Agreement or the other Related Documents; (ii) extend the terms of the Sale and Servicing Agreement, the Funding Agreement, the due date of any of Borrower Obligations or the due date in respect of any of the obligations of the Transaction Parties under the other Related Documents; (iii) give rise to any obligation on the part of the Administrative Agent or any Lender to extend, amend, waive or otherwise modify any term or condition of the Sale and Servicing Agreement, the Funding Agreement or any of the other Related Documents; or (iv) give rise to any defenses or counterclaims to the right of the Administrative Agent or any Lender to compel payment of Borrower Obligations, the obligations of any of the Transaction Parties under the Related Documents or to otherwise enforce their rights and remedies under the Sale and Servicing Agreement, the Funding Agreement and the other Related Documents.  Except as expressly limited herein, the Administrative Agent and the Lenders hereby expressly reserve all of their rights and remedies under the Related Documents and under applicable law with respect to the Existing Incipient Termination Events, the Existing Incipient Event of Servicer Termination, any 2003 Indenture Termination Events and any 2003 Indenture Event of Servicer Termination.  From and after the Forbearance Termination Date, the Administrative Agent and the Lenders shall be entitled to enforce the Related Documents according to the terms of the Related Documents.  Each of the Transaction Parties acknowledges and agrees that nothing herein gives rise, or shall be deemed to give rise, to any commitment, obligation or agreement of the Administrative Agent or any Lender to provide debtor-in-possession financing

(c)                                  During the Forbearance Period, notwithstanding the occurrence and continued existence of the Existing Incipient Termination Events, the Existing Incipient Event of Servicer Termination, the 2003 Indenture Termination Events and the 2003 Indenture Event of Servicer Termination, the Administrative Agent and the Lenders agree to continue to make Advances to the Borrower.

(d)                                 Notwithstanding anything herein to the contrary, each of the Borrower, the Lenders and the Administrative Agent agree from and after the date hereof:

(i)                                     each Business Day shall constitute a “Settlement Date” and an “Interest Payment Date” under the Funding Agreement; and

(ii)                                  on each Settlement Date, after giving effect to the payments required under Section 2.08(c)(i) through (iv) of the Funding Agreement, all unapplied amounts in the Agent Account will be applied on each Business Day in accordance with Section 2.08(c)(v) of the Funding Agreement to the payment of the Outstanding Principal Amount of all Advances.

(e)                                  Notwithstanding any provision hereof to the contrary, the Administrative Agent and Lenders maintain that the Missed Payment constitutes, as of April 1, 2008, a Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement; and (Y) accordingly, the Administrative Agent has the right, effective as of April 1, 2008 (the date on which such Termination Events first occurred), under Section 2.06(b) of the Funding Agreement to charge the Borrower the Default Rate with respect to the Advances and the other Borrower Obligations.  Borrower and the Transaction Parties dispute the statements contained in clauses (X) and (Y) of the first sentence of this Section 2(e) and maintain that (I) the Missed Payment does not, as of the date hereof, constitute Termination Event; and (II) accordingly, the Administrative Agent does not have the right, as of April 1, 2008 or otherwise until the occurrence (if any) of any 2003 Indenture Termination Event, to charge the Default Rate.  Each party hereto acknowledges each of the other parties’ position on these issues.  Notwithstanding any provision hereof to the contrary, each party hereto reserves all rights and defenses with respect to these issues.  Borrower and the Transaction Parties further acknowledge and agree that (A) the Administrative Agent’s reservation set forth in the preceding sentence includes a reservation of its right to assert at any time (and notwithstanding its agreement to otherwise forbear as set forth herein) that the Administrative Agent is permitted under the Funding Agreement to charge the Default Rate as of April 1, 2008; (B) the Administrative Agent and the Lenders’ entry into this Agreement shall not impair or diminish in any way the right of the Administrative Agent described in the preceding clause (A); and (C) if Vertis shall fail to make the interest payment due April 1, 2008 under the 2003 Senior Secured Notes on or before May 1, 2008 unless waived by the holders of the 2003 Senior Secured Notes, such failure shall constitute (A) an Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement and (B) a Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement.

(f)                                   Notwithstanding anything herein to the contrary, in consideration for the Lenders’ agreement in clause (c) above, each of the Borrower, the Lenders and the Administrative Agent agree that during the Forbearance Period, the interest rates applicable under the Funding Agreement to each Advance and any other unpaid Borrower Obligations shall be increased by two percent (2.00)% per annum; provided, that if the Default Rate is charged at any time during the Forbearance Period, the interest rates applicable under the Funding Agreement shall not be increased by two percent (2.00)% per annum pursuant to this clause (f) for the days upon which the Default Rate is charged.

3.                                      Amendments to the Funding Agreement.                     The Borrower, the Administrative Agent and the Lenders hereby agree that Section 2.08(c)(iv) and Section 2.08(c)(v) of the Funding Agreement are hereby amended and restated in their entirety as follows:

“(iv)                        fourth, to the payment of any outstanding Advances then due and payable, pro rata; provided, that if a Funding Excess exists and any outstanding Swing Line Advances were made in violation of the fourth sentence of Section 2.01(b)(i), then such Swing Line Advances will be repaid after all other Advances are paid, pro rata (it is understood that no amounts shall be required to be paid pursuant to Section 2.10 of this Agreement in connection with or on account of any payment made pursuant to this clause fourth);

(v)                                 fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the payment of the Outstanding Principal Amount of all Advances, pro rata; provided, that if a Funding Excess exists and any outstanding Swing Line Advances were made in violation of the fourth sentence of Section 2.01(b)(i), then such Swing Line Advances will be repaid after all other Advances are paid, pro rata (it is understood that no amounts shall be required to be paid pursuant to Section 2.10 of this Agreement in connection with or on account of any payment made pursuant to this clause fifth);”

4.                                      Conditions to Effectiveness.  The effectiveness of this Agreement is expressly conditioned upon Administrative Agent’s receipt (on behalf of itself, the Lenders) from Borrower and each Transaction Party of the following, all of which shall be in form and substance satisfactory to Agent:

(a)                                 Agreement.  A duly executed counterpart of this Agreement from Borrower, each Originator, the Servicer and the Lender.

(b)                                 Other Documents.  Such other documents, instruments and agreements as Administrative Agent may reasonably request.

5.                                      Representations and Warranties of Borrower and the Transaction Parties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, each of the Transaction Parties (as to itself and not to any other Transaction Party or the Borrower) and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)                                 Representations and Warranties.  (i) No Incipient Termination Event or Termination Event (other than the Existing Incipient Termination Events) has occurred or is continuing, (ii) no Incipient Event of Servicer Termination or Existing Incipient Event of Servicer Termination (other than the Existing Incipient Event of Servicer Termination) has occurred or is continuing and (iii) no representation or warranty of Borrower or any Transaction Party contained in the Funding Agreement, the Sale Agreement or any of the other Related Documents, including this Agreement, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

(b)                                 Authorization, etc.  Each of Borrower and each Transaction Party has the power and authority to execute, deliver and perform this Agreement.  Each of Borrower and each Transaction Party has taken all necessary action (including, without limitation, obtaining approval of its members, if necessary) to authorize its execution, delivery and performance of this Agreement.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower’s or any Transaction Party’s execution, delivery and performance of this Agreement, except for those already duly obtained.  This Agreement has been duly executed and delivered by each of Borrower and the Transaction Parties and constitutes the legal, valid and binding obligation of each of Borrower and the Transaction Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).  Each of Borrower’s and the Transaction Parties’ execution, delivery or performance of this Agreement does not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of the Transaction Parties by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture or instrument to which Borrower or any of the Transaction Parties is a party or which is binding upon them or any one of them, (ii) the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents or the Mezzanine Debt Documents (in each case, as defined in the Existing Credit Agreement), (iii) any law or regulation or order or decree of any court applicable to Borrower or any of the Transaction Parties, or (iv) the certificate of formation or operating agreement of Borrower or any of the Transaction Parties.

6.                                      Release.  In consideration of the agreements of Administrative Agent and the Lenders set forth herein, each of Borrower and each Transaction Party hereby releases, remises, acquits and forever discharges the Administrative Agent and the Lenders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Sale and Servicing Agreement, the Funding Agreement or the Related Documents (collectively, the “Released Matters”).  Each of Borrower and each Transaction Party hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each of Borrower and each Transaction Party hereby represents and warrants to each of the Administrative Agent and the Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released

Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

EACH OF BORROWER AND EACH TRANSACTION PARTY AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT.  EACH OF BORROWER AND EACH TRANSACTION PARTY WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

7.                                      Covenant Not to Sue.  Each of Borrower and each Transaction Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 5 above.  If each of Borrower and each Transaction Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and Borrower, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

8.                                      Effect on the Sale and Servicing Agreement, the Funding Agreement and Related Documents.  Except as expressly set forth herein, all of the terms, conditions and covenants of the Sale and Servicing Agreement, the Funding Agreement and the other Related Documents shall remain unaltered and in full force and effect and shall be binding upon Borrower and the Transaction Parties, as applicable, in all respects and are hereby ratified and confirmed.

9.                                      Costs and Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto.

10.                               Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.                               Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

12.                               Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.                               Reviewed by Attorneys.  Each of Borrower and each Transaction Party represents and warrants to the Administrative Agent and the Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as Borrower or such Transaction Party, as applicable, may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor any other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

14.                               Acknowledgment.  Each Transaction Party hereby acknowledges and agrees that the Existing Incipient Event of Servicer Termination and Existing Incipient Termination Events have occurred and are continuing.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

VERTIS RECEIVABLES II, LLC, as Borrower

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:	/s/ David Johnson
Name: David Johnson
Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as the Lender and the Swing Line Lender

By:	/s/ David Johnson
Name: David Johnson
Duly Authorized Signatory

SIGNATURE PAGE TO FORBEARANCE AGREEMENT

VERTIS, INC., as an Originator and as Servicer

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

WEBCRAFT, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

WEBCRAFT CHEMICALS, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

ENTERON GROUP, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

VERTIS MAILING, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

SIGNATURE PAGE TO FORBEARANCE AGREEMENT